Exhibit 10.19


                                                                EXECUTION











                              AMENDMENT NO. 4

                         Dated as of June 12, 2000

                                     to

                                  GUARANTY

                                  between

                           Rite Aid Realty Corp.

                                    and

                  Sumitomo Bank Leasing and Finance, Inc.




                        AMENDMENT NO. 4 TO GUARANTY


         AMENDMENT NO. 4 TO GUARANTY ("Amendment No. 4"), dated as of June 12, 2000, from RITE AID CORPORATION, a Delaware corporation (the
"Guarantor"), to SUMITOMO BANK LEASING AND FINANCE, INC., a Delaware corporation (the "Lessor").

         WHEREAS, the Lessor and Rite Aid Realty Corp. (the "Lessee") entered into a Master Lease and Security Agreement dated as of May 30, 1997, as amended by Amendment No. 1, dated as of March 11, 1998, and as further amended by Amendment No. 2, dated as of June 22, 1998, and as further amended by Amendment No. 3, dated as of May 26, 1999, and as further amended by Amendment No. 4, dated as of October 25, 1999 and as further amended by Amendment No. 5 dated as of the date hereof (as so amended and as further amended from time to time, the "Lease"); and

         WHEREAS, the Guarantor and the Lessor entered into a Guaranty, dated as of May 30, 1997, as amended by Amendment No. 1 dated as of October 25, 1999 ("Amendment No. 1") and as further amended by Amendment No. 2 dated as of December 2, 1999 and as further amended by Amendment No. 3 dated as of February 28, 2000 (as so amended, the "Guaranty"); and

         WHEREAS, the Lessor has pledged and assigned its rights in the Guaranty pursuant to the Intercreditor and Security Agreement, dated as of May 30, 1998, as amended by Amendment No. 1, dated as of May 26, 1999, among the Lessor, the Guarantor, the Lessee, The Sumitomo Bank, Limited, New York Branch, as Collateral Agent and the other parties thereto; and

         WHEREAS, the obligations of the Guarantor under the Guaranty have been secured under the PCS Pledge Agreement, the Drugstore.com Pledge Agreement and the Second Priority Collateral Documents (as such terms are defined in the Definitions Annex attached hereto as Attachment I to Annex A attached to this Amendment No. 4 to Guaranty); and

         WHEREAS, the Guarantor and the Lessor now desire to amend further the Guaranty; and

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

         Section 1. Amendment to Guaranty. Annex A to the Guaranty is hereby amended in its entirety by deleting Annex A attached to Amendment No. 1 and inserting in lieu thereof Annex A attached hereto and made a part of the Guaranty.

         Section 2. Second Priority Collateral Documents. The Lessor and each Lender hereby accepts the benefits of and acknowledges and agrees to the terms of each of the Second Priority Collateral Documents and confirms its appointment of Wilmington Trust Company as the trustee thereunder in accordance with the terms thereof and of The Sumitomo Bank Limited, New York Branch as collateral agent (in such capacity, "Sumitomo") as the Second Priority Representative under and as defined in the Definitions Annex attached hereto as Attachment I to Annex A, and agree that the provisions of Section 5 of the Intercreditor Agreement (as defined in the Lease) shall apply to Sumitomo in its capacity as the Second Priority Representative.

         Section 3. Amendments to Pledge Agreements. The Lessor and each Lender hereby consents to the execution and delivery of the Amended and Restated PCS Pledge Agreement and the Amended and Restated Drugstore.com Pledge Agreement.

         Section 4. Secretary's Certificate. The Guarantor hereby agrees to deliver to the Collateral Agent on the date hereof a certificate dated the date of this Amendment No. 4, from the Secretary or Assistant Secretary of the Guarantor certifying (i) as to the incumbency and signature of each officer of the Guarantor authorized to execute and deliver this Amendment No. 4, (ii) that attached thereto are true and complete copies of the Certificate of Incorporation and By-Laws of the Guarantor as in full force and effect on the date of this Amendment No. 4 and (iii) that attached thereto is a true and complete copy of the resolutions of the Board of Directors of the Guarantor authorizing the execution, delivery and performance of this Amendment No. 4 and the transactions contemplated hereby.

         Section 5. Representations and Warranties. The Guarantor hereby represents and warrants that (A) each of the representations and warranties made in Section 4 of the Guaranty are true and correct with the same force and effect as though made on and as of the date of this Amendment No. 4, except (i) to the extent that any such representations or warranties expressly relate to an earlier date, such representations and warranties were true and correct on and as of such earlier date, (ii) with respect to each representation set forth in Section 4(d) and (e) of the Guaranty, such representation is true and correct on and as of the date hereof as if made on and as of the date hereof subject to the disclosure in the Initial Financial Statements (as defined in Annex A hereto) for the period on or before May 27, 2000 and (iii) in lieu of the representation set forth in
Section 4(f) of the Guaranty, the Guarantor hereby represents and warrants to the Lessor and each Lender that on and as of the date hereof, there has been (x) no development in any Existing Litigation after April 10, 2000 and
(y) no litigation or administrative proceeding that in case of either clause (x) or (y), could reasonably be expected to have a Material Adverse Effect, and that on and as of the date hereof, there has been no development in any Existing Litigation after April 10, 2000, and there has been no litigation or administrative proceeding that could, in the Required Participants' sole judgment, impair the validity, enforceability or priority of the security interests granted in favor of the Lenders under the Operative Documents, the Pledge Agreements or the Second Priority Collateral Documents and (B) no Default or Event of Default has occurred and is continuing.

         Section 6. Continuing Effect. Except as expressly modified and amended hereby, the Guaranty remains unchanged and in full force and effect in all respects. As expressly modified and amended hereby, the Guarantor hereby ratifies and affirms the Guaranty.

         Section 7. Governing Law. THIS AMENDMENT NO. 4 SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

         Section 8. Counterparts. This Amendment No. 4 may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Amendment No. 4.


         IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment No. 4 to be executed by their officers thereunto duly authorized as of the date first above written.

                                                   RITE AID CORPORATION,
                                                   as Guarantor


                                                    By:________________________
                                                          Name:
                                                          Title:

Acknowledged and Agreed:

SUMITOMO BANK LEASING AND FINANCE, INC.



By:   _________________________________________
      Name:
      Title:


Acknowledged and Consented to:

THE SUMITOMO BANK, LIMITED,
NEW YORK BRANCH


By:   _________________________________________
      Name:
      Title:

BANK OF AMERICA, N.A.


By:   _________________________________________
      Name:
      Title:




                            ANNEX A TO GUARANTY


                                DEFINITIONS

         Capitalized terms used but not otherwise defined below or in the Guaranty shall have the respective meanings given to such terms in the Definitions Annex attached to and made a part of this Annex A as Attachment 1; provided, that for purposes of this Annex A the term "Borrower" used in the Definitions Annex attached as Attachment 1 shall be deemed to be the "Guarantor" as defined in this Guaranty. Unless otherwise indicated, section references herein are to sections of this Annex A. The following terms, as used in this Annex A, have the following definitions:

         "ADMINISTRATIVE AGENT" means Morgan Guaranty Trust Company of New York in its capacity as agent for the Banks under the Credit Agreement and related documents thereto, and its successors in such capacity.

         "ADJUSTED WORKING CAPITAL" means, for any date, current assets (other than cash and cash equivalents) less current liabilities (other than Debt permitted hereunder).

         "AFFILIATE TRANSACTION" is defined in Section 1.24.

         "ASSIGNEE" has the meaning set forth in Section 9.06(C) of the Credit Agreement.

         "BANK" means each Person listed on the signature pages to the Credit Agreement under the heading "BANKS", each Assignee which becomes a Bank pursuant to Section 9.06(C) of the Credit Agreement, and their respective successors.

         "BENEFIT ARRANGEMENT" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

         "BUSINESS ACQUISITION" means (i) an Investment by the Guarantor or any of its Subsidiaries in any other Person (including an Investment by way of acquisition of securities of any other Person) pursuant to which such Person shall become a Subsidiary or shall be merged into or consolidated with the Guarantor or any of its Subsidiaries or (ii) an acquisition by the Guarantor or any of its Subsidiaries of the property and assets of any Person (other than the Guarantor or any of its Subsidiaries) that constitute substantially all the assets of such Person or any division or other business unit of such Person; provided, that the acquisition of prescription files, Stores and Persons substantially all of whose assets consist of fewer than ten Stores, in each case, in the ordinary course of business and not inconsistent with the Guarantor's business plan delivered pursuant to Section 3.01(e) of the Credit Agreement, shall not be a Business Acquisition.

         "CAPITAL LEASE" means any lease of property which, in accordance with generally accepted accounting principles, should be capitalized on the lessee's balance sheet.

         "CONSOLIDATED CAPITAL EXPENDITURES" means, for any period, the aggregate amount of expenditures by the Guarantor and its Consolidated Subsidiaries for plant, property and equipment during such period (including any such expenditure by way of acquisition of a Person or by way of assumption of indebtedness or other obligations of a Person, to the extent reflected as plant, property and equipment), but excluding any such expenditures made for the replacement or restoration of assets to the extent financed by Casualty/Condemnation Proceeds relating to the asset or assets being replaced or restored.

         "CONSOLIDATED DEBT" means at any date the Debt of the Guarantor and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

         "CONSOLIDATED EBITDA" means, for any period (without duplication), Consolidated Net Income for such period, plus (without duplication) (A) to the extent deducted in determining Consolidated Net Income for such period, the aggregate amount of (i) consolidated interest expenses, whether cash or non-cash, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) LIFO Adjustments which reduced such Consolidated Net Income, (v) store closing expenses and (vi) any other nonrecurring charge to the extent such nonrecurring charge does not involve any cash expenditure during such period, (vii) all fees, costs, charges and expenses in connection with the Transactions, (viii) all fees, costs, charges and expenses in connection with the restatement of the consolidated financial statements of the Guarantor and its Consolidated Subsidiaries for periods before February 26, 2000 and litigation expenses (exclusive of damages or amounts paid in settlement of claims) incurred in connection with litigation, investigation (including internal review) or other proceedings relating to such restatement, (ix) any advisory or other fees payable by the Guarantor pursuant to the one-year financial services advisory contract described in the Guarantor's quarterly report on Form 10-Q for the fiscal quarter ended as of August 28, 1999, (x) non-cash compensation expenses related to stock option and restricted stock employee benefit plans, and
(xi) the non-cash interest component, as adjusted from time to time, in respect of reserves, less (b), to the extent not deducted in determining Consolidated Net Income for such period, the aggregate amount of (i) any cash expenditure during such period in connection with which a nonrecurring charge was taken and added back to Consolidated Net Income pursuant to clause (A) above in calculating Consolidated EBITDA in any prior period and
(ii) LIFO Adjustments which increased such Consolidated Net Income.

         "CONSOLIDATED FIXED CHARGE COVERAGE RATIO" means, for any period, the ratio of (i) Consolidated EBITDA plus Consolidated Rent to (ii) Consolidated Interest Charges plus Consolidated Rent, in each case for such period.

         "CONSOLIDATED INTEREST CHARGES" means, for any period, the aggregate amount of interest charges, whether expensed or capitalized, incurred or accrued by the Guarantor and its Consolidated Subsidiaries, solely to the extent paid or payable in cash, during such period.

         "CONSOLIDATED INTEREST COVERAGE RATIO" means, with respect to any period, the ratio of Consolidated EBITDA for such period to Consolidated Interest Charges for such period.

         "CONSOLIDATED NET INCOME" means, for any period, the net income (or loss) of the Guarantor and its Consolidated Subsidiaries (exclusive of (A) extraordinary items of gain or loss, (B) any gain or loss in connection with any sale of assets other than sales of inventory in the ordinary course of business, but in the case of loss only to the extent that such loss does not involve any cash expenditure during such period and (C) the Guarantor's share of the net income (or loss) of Drugstore.com), determined on a consolidated basis for such period.

         "CONSOLIDATED NET WORTH" means at any date the consolidated stockholders' equity of the Guarantor and its Consolidated Subsidiaries determined as of such date. Consolidated Net Worth includes the Guarantor's 8% Convertible Pay-In-Kind Preferred Stock.

         "CONSOLIDATED RENT" means, for any period, the consolidated rental expense of the Guarantor and its Consolidated Subsidiaries for such period, and including in any event rental costs of closed stores for such period whether or not reflected as an expense in the determination of Consolidated Net Income for such period and including base or basic rent payments under Synthetic Leases.

         "CONSOLIDATED SUBSIDIARY" means, with respect to any Person, at any date any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date.

         "CREDIT AGREEMENT" means the RCF Facility Agreement dated as of June 12, 2000 among the Guarantor, the banks from time to time parties thereto and Morgan Guaranty Trust Company of New York, as administrative agent, without giving effect to any amendments or waivers thereof made by the requisite parties thereto after June 12, 2000, unless expressly consented to by the Required Participants.

         "CREDIT EXPOSURE" means, with respect to any Bank, the aggregate outstanding principal amount of such Bank's Loans.

         "DEFAULT" means any condition or event which constitutes an Event of Default (as defined in Appendix I to the Lease) or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

         "DEFINITIONS ANNEX" means the Definitions Annex, dated as of June 12, 2000, among the Guarantor, the Senior Collateral Agent and the Second Priority Collateral Trustee and attached to this Annex as Attachment No. 1, without giving effect to any amendments or waivers thereto made after June 12, 2000 unless expressly consented to by the Required Participants.

         "DERIVATIVES OBLIGATIONS" of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

         "DRUGSTORE.COM" means drugstore.com, inc., a Delaware corporation, and its successors.

         "ENVIRONMENTAL LAWS" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

         "ERISA GROUP" means the Guarantor, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Guarantor or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

         "EXISTING CREDIT AGREEMENT" means the Amended and Restated Credit Agreement dated as of October 25, 1999 among the Guarantor, the banks parties thereto, and Morgan Guaranty Trust Company of New York, as administrative agent.

         "EXISTING LITIGATION" means the bondholders' class actions and shareholders' class actions pending as of April 10, 2000 in the Eastern District of Pennsylvania, identified in Schedule 1.01(A) to the Credit Agreement and the related pending investigation by the SEC.

         "FINANCIAL OFFICER" of any person means the chief financial officer, principal accounting officer, treasurer or senior vice president finance of such person.

         "GOVERNMENTAL AUTHORITY" means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

         "HAZARDOUS MATERIALS" means all explosive or radioactive substances or wastes, hazardous or toxic substances or wastes, pollutants, solid, liquid or gaseous wastes, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls ("PCBS") or PCB-containing materials or equipment, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

         "INITIAL FINANCIAL STATEMENTS" means the consolidated financial statements of the Guarantor and its Consolidated Subsidiaries for the fiscal year ended February 26, 2000, and for the fiscal quarter ended May 27, 2000.

         "INTEREST RATE AGREEMENT" means, for any person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates.

         "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended, or any successor statute.

         "INVESTMENT" means any investment in any Person, whether by means of share purchase, capital contribution, loan, time deposit or otherwise. Any repurchase by the Guarantor of its own capital stock shall not constitute an Investment for purposes of this Agreement. The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such transfer or exchange.

         "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Guarantor or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

         "LIFO ADJUSTMENTS" means, for any period, the net adjustment to costs of goods sold for such period required by the Guarantor's LIFO inventory method, determined in accordance with generally accepted accounting principles.

         "LOAN" means a Tranche A Loan or a Tranche B Loan and "LOANS" means Tranche A Loans or Tranche B Loans or any combination of the foregoing.

         "MATERIAL ADVERSE EFFECT" means (i) any material adverse effect on the business, financial position, results of operations or prospects of the Guarantor and its Consolidated Subsidiaries, considered as a whole, (ii) any material impairment of the legality, validity and enforceability of the Guaranty or the other Operative Documents (including without limitation, the validity, enforceability or priority of security interests to be granted), or the rights and remedies of the Second Priority Debt Parties or
(iii) any material impairment of the Guarantor's or the Subsidiary Guarantors' ability to perform its or their obligations under the Guaranty or the other Operative Documents.

         "MATERIAL FINANCIAL OBLIGATIONS" means

         (a)      the Senior Obligations,

         (b) the Second Priority Debt Obligations (other than Debt hereunder), and

         (c) (i) a principal or face amount of Debt (except Debt outstanding hereunder) and/or (ii) payment or collateralization obligations in respect of Derivatives Obligations and/or (iii) payment or collateralization obligations in respect of leases (other than Capital Leases, which are Debt) of the Guarantor and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, exceeding in the aggregate $25,000,000.

         "MATERIAL PLAN" means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $25,000,000.

         "MORTGAGED PROPERTIES" means the owned real properties of the Subsidiary Guarantors specified on Schedule 1.01(B) to the Credit
Agreement, together with real properties that are mortgaged pursuant to
Section 1.08. Each Mortgaged Property shall include any owned fixtures used in connection with the operation of such Mortgaged Property.

         "MULTIEMPLOYER PLAN" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

         "1998 LEASE" means the Master Lease and Security Agreement dated as of May 19, 1998, between Rite Aid Realty Corp., as lessee, and RAC Leasing LLC, as amended.

         "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

         "PCS EBITDA" means, for any period, Consolidated EBITDA for such period less Retail EBITDA for such period.

         "PERFECTION CERTIFICATE" means the Perfection Certificate substantially in the form of Schedule 5 to the Second Priority Subsidiary Security Agreement.

         "PLAN" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

         "PLEDGE AGREEMENTS" means the Drugstore.com Pledge Agreement and the PCS Pledge Agreement.

         "QUALIFIED PREFERRED STOCK" means preferred stock of the Guarantor that requires no cash payment before the date that is six months after the Expiration Date.

         The "REDUCTION CONDITION" shall be satisfied at such time as the aggregate amount outstanding under the Existing Facilities is less than or equal to the sum of (i) the aggregate amount outstanding under the Existing Facilities on the Closing Date minus (ii) $500,000,000.

         "REGULATION T, U OR X" means Regulation T, U or X of the Board of Governors of the Federal Reserve System, as in effect from time to time.

         "REQUIRED BANKS" means at any time Banks having more than 50% of the aggregate amount of the Credit Exposures.

         "RESTRICTED PAYMENT" means

         (a) any dividend or other distribution on any shares of the Guarantor's or any Subsidiary's capital stock (except dividends payable solely in shares of the Guarantor's capital stock); or

         (b) any payment on account of the purchase, redemption, retirement or acquisition of (i) any shares of the Guarantor's or any Subsidiary's capital stock or (ii) any option, warrant or other right to acquire shares of the Guarantor's or any Subsidiary's capital stock (other than such payment in connection with employee benefit plans in the ordinary course of business).

         "RETAIL CAPITAL EXPENDITURES" means, for any period, Consolidated Capital Expenditures for such period, but computed as though neither PCS nor any of PCS's Consolidated Subsidiaries were Consolidated Subsidiaries of the Guarantor.

         "RETAIL EBITDA" means, for any period, Consolidated EBITDA for such period, but computed as though neither PCS nor any of PCS's
Consolidated Subsidiaries were Consolidated Subsidiaries of the Guarantor.

         "RETAIL FIXED CHARGE COVERAGE RATIO" means, for any period, the ratio of (i) Retail EBITDA plus Retail Rent to (ii) Retail Interest Charges plus Retail Rent, in each case for such period.

         "RETAIL INTEREST CHARGE COVERAGE RATIO" means, with respect to any period, the ratio of Retail EBITDA for such period to Retail Interest Charges for such periods.

         "RETAIL INTEREST CHARGES" means, for any period, the aggregate amount of interest charges, whether expensed or capitalized, incurred or accrued by the Guarantor and its Consolidated Subsidiaries, solely to the extent paid or payable in cash, during such period; provided, however, that for such period, such interest charges relating to the PCS Facility for such period will be computed as though the aggregate principal amount on which such interest charges are calculated at all times during such period were the lesser of (A) $300,000,000 and (B) the actual principal amount of the PCS Facility from time to time after giving effect to any repayment of the PCS Facility after the consummation of a PCS Disposition.

         "RETAIL RENT" means, for any period, Consolidated Rent for such period, but computed as though neither PCS nor any of PCS's Consolidated Subsidiaries were Consolidated Subsidiaries of the Guarantor.

         "SEC" means the Securities and Exchange Commission, or any Person succeeding to its functions under the Securities Exchange Act of 1934, as amended.

         "SECURED DEBT" means Debt which is secured by a Lien on property of the Guarantor or any Subsidiary, but shall not include guarantees arising in connection with the sale, discount, guarantee or pledge of notes, chattel mortgages, leases, accounts receivable, trade acceptances and other papers arising, in the ordinary course of business, out of installment or conditional sales to or by, or transactions involving title retention with, distributors, dealers or other customers, of merchandise, equipment or services.

         "STORE" means any retail store (which may include any real property, fixtures, equipment, inventory and script files related thereto) operated, or to be operated, by any Subsidiary Guarantor.

         "SUBSIDIARY" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Guarantor.

         "SUBSIDIARY GUARANTOR" means, initially, each Subsidiary listed on
Schedule 1.01(C) to the Credit Agreement, and each other Subsidiary that is or becomes a party to a Second Priority Subsidiary Guarantee Agreement.

         "SYNTHETIC LEASE" means a lease which is treated as an operating lease under generally accepted accounting principles but as ownership of the leased asset by the lessee for purposes of the Internal Revenue Code.

         "TRANCHE A EXPOSURE" means, with respect to each Bank, the aggregate outstanding principal amount of its Tranche A Loans.

         "TRANCHE A LOAN" means a loan made by a Bank as a Tranche A Loan pursuant to the Existing Credit Agreement which is outstanding at the Closing Date.

         "TRANCHE B EXPOSURE" means, with respect to each Bank, the aggregate outstanding principal amount of its Tranche B Loans.

         "TRANCHE B LOAN" means a loan made by a Bank as a Tranche B Loan pursuant to the Existing Credit Agreement which is outstanding at the Closing Date.

         "TRANSACTIONS" is defined in Annex 3 to the Credit Agreement.

         "TRANSACTION COSTS" is defined in Annex 3 to the Credit Agreement.

         "TRANSACTION DOCUMENTS" means the documents (other than the Second Priority Debt Documents) evidencing the Transactions.

         "UNFUNDED LIABILITIES" means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

         "UNITED STATES" means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

         "WHOLLY-OWNED CONSOLIDATED SUBSIDIARY" means any Consolidated Subsidiary all of the shares of capital stock or other ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly (through Wholly-Owned Consolidated Subsidiaries) owned by the Guarantor.




                                 ARTICLE 1

                                 COVENANTS

         The Guarantor agrees that, until the Commitments (as defined in the Committed Loan Agreement) of all of the Lenders have been terminated and all of the Secured Obligations (as defined in the Intercreditor Agreement) have been paid or performed in full:

         SECTION 1.1. Information. The Guarantor will deliver to the Collateral Agent and each of the Lenders:

              (a) (i) with respect to the fiscal year of the Guarantor ended February 26, 2000 as soon as available but not later than July 11, 2000, and (ii) with respect to each following fiscal year of the Guarantor as soon as available and in any event within 90 days (or within such longer period of time, not greater than 120 days, to which the SEC may extend the filing deadline for the Guarantor's Annual Report on Form 10-K) after the end of each such fiscal year, a consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on without material qualification by Deloitte & Touche (or other independent public accountants of nationally recognized standing);

              (b) with respect to the fiscal quarter of the Guarantor ending May 27, 2000 as soon as available but not later then July 11, 2000, and (ii) with respect to each following fiscal quarter of the Guarantor (other than the last fiscal quarter of a fiscal year) as soon as available and in any event within 45 days (or within such longer period of time, not greater than 60 days, to which the SEC may extend the filing deadline for the Guarantor's Quarterly Report on Form 10-Q) after the end of each such fiscal quarter, a consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income and cash flows for such quarter and for the portion of the Guarantor's fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Guarantor's previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by a Financial Officer of the Guarantor;

              (c) simultaneously with the delivery of each set of financial statements referred to in clauses (A) and (B) above, a certificate of a Financial Officer of the Guarantor (i) setting forth in reasonable detail the calculations required to establish whether the Guarantor (or, in the case of Section 1.13, PCS) was in compliance with the requirements of Sections 1.12, 1.13, 1.14 and 1.15 on the date of such financial statements, (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Guarantor is taking or proposes to take with respect thereto and (iii) in the case of the certificate delivered together with the financial statements referred to in clause (a) above, a calculation of Excess Cash Flow (as defined in the Credit Agreement) for the applicable period specified in Section 2.07 of the Credit Agreement and the amount of the required prepayment of the Loans under the Credit Agreement, if any, in respect thereof;

              (d) simultaneously with the delivery of each set of financial statements referred to in clause (A) above, a statement of the firm of independent public accountants which reported on such statements (i) whether anything has come to their attention to cause them to believe that any Default existed on the date of such statements and (ii) confirming the calculations set forth in the officer's certificate delivered simultaneously therewith pursuant to clause (C) above;

              (e) within three Business Days after the end of each fiscal month a certificate of a Financial Officer of the Guarantor setting forth in reasonable detail, a description of each disposition of assets not in the ordinary course of business for which the book value or fair market value of the assets of the Guarantor or the Subsidiaries disposed or the consideration received therefor was greater than $5,000,000;

              (f) within five Business Days after the end of each calendar month a report, in form and scope satisfactory to the Collateral Agent, summarizing determinations of the borrowing base and utilization under the Senior Credit Facility during such month;

              (g) within five days after any officer of the Guarantor obtains knowledge of (i) any Default, if such Default is then continuing, a certificate of a Financial Officer of the Guarantor setting forth the details thereof and the action which the Guarantor is taking or proposes to take with respect thereto, or (ii) the filing or commencement of any action, suit or proceeding, whether at law or in equity or by or before any court, Governmental Authority or other tribunal, against the Guarantor or any Affiliate thereof that could reasonably be expected to have a Material Adverse Effect;

              (h) promptly upon the mailing thereof to the shareholders of the Guarantor generally, copies of all financial statements, reports and proxy statements so mailed;

              (i) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Guarantor shall have filed with the SEC;

              (j) within five days, if and when any member of the ERISA Group (i) gives or any Financial Officer becomes aware that such member is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or any Financial Officer knows that the plan administrator of any Plan has given is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC;
(ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice;
(iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer, any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application;
(v) gives notice of intent to terminate any Plan under Section 4041(C) of ERISA, a copy of such notice and other information filed with the PBGC;
(vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of a Financial Officer of the Guarantor setting forth details as to such occurrence and action, if any, which the Guarantor or applicable member of the ERISA Group is required or proposes to take;

              (k) on or prior to the dates specified below (or, in the reasonable discretion of the Collateral Agent, no later than 5 days thereafter);

                   (i) a monthly forecast of cash receipts and
              disbursements, commencing with July, 2000, no later than the first day of each month in respect of such forecast;

                   (ii) a monthly reconciliation of actual cash receipts
              and disbursements to the forecast for such month delivered pursuant to clause (i) above, no later than the 25th day of the next succeeding month;

                   (iii) a weekly sales report for each week, commencing
              with the week ending June 17, 2000, no later than the 4th day following the last day of the week in respect of which such sales report is to be delivered;

                   (iv) an operating forecast for each month in the fiscal
              year ending on or closest to February 28, 2002, no later than March 31, 2001; and

                   (v) a monthly reconciliation of actual operating results
              for each month specified in the operating forecast delivered pursuant to clause (iv) above to the budget for such month, no later than the 30th day of the next succeeding month;

              (l) from time to time such additional information regarding the financial position or business of the Guarantor and its Subsidiaries or the Collateral as the Collateral Agent, at the request of any Lender, may reasonably request.

Information required to be delivered pursuant to clauses (a), (b), (h) and
(i) shall be deemed to have been delivered on the date on which the Guarantor provides notice to the Banks that such information has been posted on the Guarantor's website on the Internet at the website address listed on the signature pages hereof, at sec.gov/edaux/searches.htm or at another website identified in such notice and accessible by the Banks without charge; provided that (i) such notice may be included in a certificate delivered pursuant to clause (c), and (ii) the Guarantor shall deliver paper copies of the information referred to in clauses (a), (b),
(h) and (i) to any Bank which requests such delivery.

         SECTION 1.2. Payment of Obligations. The Guarantor will, and will cause each of its Subsidiaries to, pay and discharge, as the same shall become due and payable, (i) all material claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons prior to the time such claims or demands give rise to a material Lien upon any of its property or assets or a material risk of forfeiture of a Mortgaged Property, and (ii) all material taxes, assessments and governmental charges or levies upon it or its property or assets, except where any of the items in clause (i) or (ii) above may be contested in good faith by appropriate proceedings, and the Guarantor or such Subsidiary, as the case may be, shall have set aside on its books, in accordance with generally accepted accounting principles, appropriate reserves, if any, for the accrual of any such items.

         SECTION 1.3. Maintenance of Property; Insurance.

              (a) The Guarantor will keep, and will cause each Subsidiary to keep, all property useful in its business in good working order and condition, ordinary wear and tear excepted.

              (b) The Guarantor will, and will cause each of its Subsidiaries to, maintain (either in the name of the Guarantor or in such Subsidiary's own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts and against at least such risks (and with such risk retention) as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business; and will furnish to the Lenders, upon request from the Collateral Agent, information presented in reasonable detail as to the insurance so carried. The Guarantor will, and will cause each of its Subsidiaries to, maintain such insurance in a coverage amount of not less than 90% of the coverage amount as of June 12, 2000, with deductibles, risks covered and other provisions (other than amount of premiums) not materially less favorable to the Guarantor and its Subsidiaries as of the June 12, 2000.

              (c) The Guarantor will, and will cause each of the Subsidiary Guarantors to, cause all such policies to be endorsed or otherwise amended to include a "standard" or "New York" lender's loss payable endorsement, in form and substance satisfactory to the Senior Administrative Agent, the Senior Collateral Agent, the Administrative Agent, the Collateral Agent and the Second Priority Collateral Trustee which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Senior Administrative Agent, the Senior Collateral Agent, the Second Priority Collateral Trustee, the Collateral Agent or the Administrative Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Guarantor and any other Obligor under such policies directly to the Senior Collateral Agent and the Second Priority Collateral Trustee, as their interests may appear, for application pursuant to the Collateral Trust and Intercreditor Agreement; cause all such policies to provide that none of the Guarantor, the Senior Administrative Agent, the Senior Collateral Agent, the Second Priority Collateral Trustee, the Collateral Agent, the Administrative Agent, nor any other party shall be a coinsurer thereunder and to contain a "Replacement Cost Endorsement", without any deduction for depreciation, and such other provisions as the Senior Administrative Agent, the Senior Collateral Agent, the Second Priority Collateral Trustee, the Collateral Agent or the Administrative Agent may reasonably require from time to time to protect their interests; deliver broker's certificates to the Senior Collateral Agent and the Second Priority Collateral Trustee; cause each such policy to provide that it shall not be canceled or not renewed by reason of nonpayment of premium upon not less than 10 days prior written notice thereof by the insurer to the Senior Administrative Agent, the Senior Collateral Agent, the Second Priority Collateral Trustee, the Collateral Agent and the Administrative Agent (giving the Senior Administrative Agent, the Senior Collateral Agent, the Second Priority Collateral Trustee, the Collateral Agent and the Administrative Agent the right to cure defaults in the payment of premiums) or for any other reason upon not less than 30 days' prior written notice thereof by the insurer to the Senior Administrative Agent, the Senior Collateral Agent, the Second Priority Collateral Trustee, the Collateral Agent and the Administrative Agent; deliver to the Senior Administrative Agent, the Senior Collateral Agent, the Second Priority Collateral Trustee, the Collateral Agent and the Administrative Agent, before the cancellation or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Senior Administrative Agent, the Senior Collateral Agent, the Second Priority Collateral Trustee, the Collateral Agent and the Administrative Agent) together with evidence reasonably satisfactory to the Senior Administrative Agent, the Senior Collateral Agent, the Collateral Agent and the Administrative Agent of payment of the premium therefor.

              (d) [Reserved]

              (e) The Guarantor will, and will cause each of the Subsidiary Guarantors to, with respect to any Mortgaged Property, carry and maintain comprehensive general liability insurance including the "broad form CGL endorsement" and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all claims, in no event for a combined single limit of less than $10,000,000, naming the Senior Collateral Agent (for the benefit of the Senior Bank Parties) and the Second Priority Collateral Trustee (for the benefit of the Second Priority Debt Parties) as additional insured parties, on forms satisfactory to the Senior Collateral Agent and the Second Priority Collateral Trustee.

              (f) The Guarantor will notify the Senior Administrative Agent, the Senior Collateral Agent, the Second Priority Collateral Trustee and the Collateral Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section is taken out by the Guarantor or its Subsidiaries; and promptly deliver to the Senior Administrative Agent, the Senior Collateral Agent, the Second Priority Collateral Trustee, the Collateral Agent and the Administrative Agent a duplicate original copy of such policy or policies.

              (g) In connection with the covenants set forth in this Section, it is agreed that:

                   (i) none of the Collateral Agent, the Lessor, the
              Lenders or their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section, and
              (A) the Guarantor and each other Obligor shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and
              (B) such insurance companies shall have no rights of subrogation against the Collateral Agent, the Second Priority Collateral Trustee, the Lessor, the Lenders or their agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Guarantor hereby agrees, to the extent permitted by law, to waive its right of recovery, if any, against the Collateral Agent, the Second Priority Collateral Trustee, the Lessor, the Lenders and their agents and employees; and

                   (ii) the designation of any form, type or amount of
              insurance coverage by the Collateral Agent, the Second Priority Collateral Trustee or the Lenders under this Section shall in no event be deemed a representation, warranty or advice by the Administrative Agent, the Second Priority Collateral Trustee or the Banks that such insurance is adequate for the purposes of the business of the Guarantor and the Subsidiaries or the protection of their properties.

         SECTION 1.4. Conduct of Business and Maintenance of Existence. Except as otherwise permitted in this Agreement, the Guarantor will continue, and will cause each Subsidiary to continue, to engage in business of the same general type as now conducted by the Guarantor and its Subsidiaries, and will preserve, renew and keep in full force and effect, and will cause each Subsidiary (except where such Subsidiary merges into a Subsidiary Guarantor) to preserve, renew and keep in full force and effect their respective legal existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that the foregoing will not prohibit any merger or liquidation of, or sale of assets by, a Subsidiary that is permitted by Sections 1.18 and 1.19.

         SECTION 1.5. Compliance with Laws. The Guarantor will comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) applicable to it or its property except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where the failure to comply would not have a Material Adverse Effect.

         SECTION 1.6. Inspection of Property, Books and Records. The Guarantor will keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit, representatives of any Lender (at such Lender's expense, unless a Default has occurred and is continuing, in which case at the Guarantor's expense and after such Lender has consulted the Collateral Agent with respect thereto) to visit and inspect any of their properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired.

         SECTION 1.7. Restriction on Other Agreements, Payment
Limitations, Debt Prepayments.

              (a) The Guarantor will not, and will not permit any Subsidiary to, enter into any agreement which imposes a limitation on incurrence by the Guarantor and its Subsidiaries of Liens that (i) would restrict any Subsidiary from granting Liens on any of its assets (including assets in addition to the then-existing Second Priority Collateral to secure the Second Priority Obligations or (ii) is more restrictive than the limitation on Liens set forth in this Annex A or (iii) which imposes other covenants more restrictive than those set forth in this Annex A except, in each case, (A) agreements with respect to Debt secured by Liens permitted by Section 1.11 containing restrictions on the ability to transfer or grant Liens on the assets securing such Debt, (B) customary restrictions contained in purchase and sale agreements limiting the transfer of the subject assets pending closing, (C) customary non-assignment provisions in leases and other contracts entered into in the ordinary course of business,
(D) pursuant to applicable law, (E) agreements in effect as of June 12, 2000 the Closing Date and not entered into in contemplation of the Transactions and (F) the other Existing Facility Documents and the Forward Commitment Agreement as in effect on the June 12, 2000.

              (b) The Guarantor will not, and will not permit any Subsidiary to, enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to
(i) make Restricted Payments in respect of any capital stock of such Subsidiary held by, or pay any Debt owed to, the Guarantor or any other Subsidiary, (ii) make any Investment in the Guarantor or any other Subsidiary, or (iii) transfer any of its assets to the Guarantor or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of (A) any restriction existing under the Guaranty and the other Operative Documents, the Second Priority Debt Documents, the Senior Loan Documents, the Indentures or the Forward Commitment Agreement,
(B) any restrictions with respect to PCS imposed pursuant to a PCS Disposition pending the consummation thereof, (C) customary non-assignment provisions in leases and other contracts entered into in the ordinary course of business, and (D) as required by applicable law.

              (c) The Guarantor will not, and will not permit any Subsidiary to, make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption or, or otherwise voluntarily or optionally defease, debt under the Existing Facilities, the Exchange Debt Obligations, the Existing Notes (as defined in Annex 3 to the Credit Agreement) (other than pursuant to the Exchange Offer (as defined in Annex 3 to the Credit Agreement)), the Exchange Notes or any other Debt for borrowed money of the Guarantor or any Subsidiary, or segregate funds for any such payment, prepayment, repurchase, redemption or defeasance, except for refinancings, refundings and exchanges pursuant to Section 1.16(d) repurchases or redemption of such Debt for consideration consisting solely of common stock of the Guarantor or Qualified Preferred Stock or prepayments of Capital Leases in connection with the sale, closing or relocation of Stores.

         SECTION 1.8. Further Assurances. The Guarantor will, and will cause each of the Subsidiary Guarantors to, execute any and all further documents, financing statements, recordations, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, recordations, mortgages and deeds of trust) that may be required under applicable law, or that the Required Participants, the Collateral Agent or the Second Priority Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Operative Documents and in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Operative Documents and the Second Priority Collateral Documents. The Guarantor will cause any subsequently acquired or organized Domestic Subsidiary to execute a Second Priority Subsidiary Guarantee Agreement, Second Priority Indemnity, Subrogation and Contribution Agreement, Second Priority Subsidiary Security Agreement and any applicable financing statement or other recordation from time to time, and to comply with the terms thereof. The Guarantor agrees to cause to be provided such evidence as the Second Priority Collateral Trustee and the Administrative Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien.

         SECTION 1.9. Subsidiaries. The Guarantor will cause all of its Subsidiaries that own Collateral to be "Unrestricted Subsidiaries" as defined in, and for all purposes of, each of the Indentures and will deliver such documents to the trustees under each of the Indentures and take such actions thereunder as may be necessary to effect the foregoing.

         SECTION 1.10. Restriction on Sale and Leaseback Transactions. Except for a sale or transfer by a Subsidiary to a Subsidiary Guarantor, the Guarantor will not, and will not permit any Subsidiary to, enter into any Sale and Leaseback Transaction after June 12, 2000 other than

              (a) a Sale and Leaseback Transaction listed on Schedule 5.10 to the Credit Agreement.

              (b) with respect to any property other than a Mortgaged Property owned by the Guarantor or any Subsidiary Guarantor as of June 12, 2000, for a lease for a period, including renewals, not exceeding 24 months, by the end of which period it is intended that the use of such property or equipment by the lessee will be discontinued; provided, however, that such Sale and Leaseback Transaction will be subject to
Section 1.19(b),

              (c) with respect to any property other than a Mortgaged Property, if entered into in respect of property acquired, developed or constructed by the Guarantor or a Subsidiary after the Closing Date, if such Sale and Leaseback Transaction is entered into within 24 months from the date of completion of such acquisition, development or construction (which, in the case of any Store, shall be deemed to be 24 months from the date of the opening of such Store), or

              (d) if none of clauses (a) through (c) above are applicable, any other Sale and Leaseback Transaction not involving a Mortgaged Property, subject to Section 1.19(b).

         SECTION 1.11. Restriction on Liens. The Guarantor will not, and will not permit any Subsidiary to, create, issue, incur, assume or guarantee any Secured Debt; provided that the foregoing covenant shall not apply to the following:

              (a) (i) any Lien on any property in connection with a Sale and Leaseback Transaction permitted by Section 1.10, (ii) the acquisition by the Guarantor or a Subsidiary of property subject to any Lien upon such property existing at the time of acquisition thereof, whether or not assumed by the Guarantor or such Subsidiary and not created in anticipation of such acquisition, which acquisition is not otherwise prohibited by this Annex A, or (iii) any conditional sales agreement or other title retention agreement with respect to any property hereafter acquired; provided that the Lien does not attach to other property except unimproved real property previously owned upon which any new construction has taken place and subsequent additions to such acquired or constructed property;

              (b) any Lien created for the sole purpose of extending, renewing or refunding, in whole or part, any Lien permitted by this Section
1.11 or any Lien securing the Debt of the Guarantor or of any Subsidiary on June 12, 2000 or of a corporation at the time such corporation becomes a Subsidiary, or any extensions, renewals or refundings of any such Lien; provided that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or refunding and that such extension, renewal or refunding Lien shall be limited to all or that part of the same property which secured the Debt so extended, renewed or refunded;

              (c) any Lien securing Debt of a Subsidiary owing to a Subsidiary Guarantor;

              (d) any Lien created by the Second Priority Collateral
Documents;

              (e) any Lien created by the Senior Loan Documents; provided that (i) with respect to any specific Collateral which is also Senior Collateral, a Lien is created simultaneously under the Second Priority Collateral Documents and is subject to the Collateral Trust and Intercreditor Agreement and (ii) the aggregate principal amount of Senior Debt Obligations to be secured by such Lien shall not exceed the amount permitted by Section 6.02 of the Collateral Trust and Intercreditor Agreement;

              (f) any Lien under the Exchange Debt First Priority
Collateral Documents in favor of the Exchange Debt Parties, provided that such Lien is limited to the Exchange Debt First Priority Collateral;

              (g) any Lien under the PCS Pledge Agreement and the Drugstore.com Pledge Agreement in favor of the Existing Facility Parties and the Synthetic Lease Parties, provided that such Lien is limited to the "Collateral" as such term is defined in each such document;

              (h) existing Liens under the Synthetic Lease Documents and Liens under Synthetic Leases permitted pursuant to Section 1.25;

              (i) Liens identified on Schedule 1.11(i) to the Credit Agreement; provided, however, that such Liens do not attach to any other property other than that identified in such Schedule; and

              (j) Liens in respect of Debt or Attributable Debt permitted under Sections 1.16(f), (h), (i) and (j) so long as such Liens attach only to (i) the equipment subject to such financing, (ii) the property to which they attach on the Closing Date (or in the case of any operating lease which is reclassified as a Capital Lease, any property subject to such operating lease on the Closing Date), or (iii) the property or assets constructed, developed or purchased with such financing.

         SECTION 1.12. Capital Expenditures. The aggregate amount of Consolidated Capital Expenditures for any period set forth below shall not exceed the amount set forth below opposite such period:


PERIOD                                                                                  AMOUNT
------                                                                                  ------
                                                               If no PCS Divestiture has         If a PCS Divestiture has been
                                                                 been consummated on or            consummated on or before
                                                              before the last day of such         the last day of such period,
                                                                    period, maximum                  maximum Retail Capital
                                                                  Consolidated Capital                    Expenditures
                                                                      Expenditures

Fiscal quarter ending on August 26, 2000                              $70,000,000                        $64,000,000
Two fiscal quarters ending on November 25, 2000                       $138,000,000                       $125,000,000
Three fiscal quarters ending on March 3, 2001                         $205,000,000                       $186,000,000
Four fiscal quarters ending on June 2, 2001                           $270,000,000                       $245,000,000
Four fiscal quarters ending on September 1, 2001                      $265,000,000                       $241,000,000
Four fiscal quarters ending on December 1, 2001                       $265,000,000                       $242,000,000
Four fiscal quarters ending on March 2, 2002                          $265,000,000                       $243,000,000
Four fiscal quarters ending on June 1, 2002                           $265,000,000                       $243,000,000
Four fiscal quarters ending on September 7, 2002                      $265,000,000                       $243,000,000
Four fiscal quarters ending on December 7, 2002                       $265,000,000                       $243,000,000
Four fiscal quarters ending on March 1, 2003                          $265,000,000                       $243,000,000
Four fiscal quarters ending on June 7, 2003                           $265,000,000                       $243,000,000
Four fiscal quarters ending on September 6, 2003                      $265,000,000                       $243,000,000
Four fiscal quarters ending on December 6, 2003                       $265,000,000                       $243,000,000
Four fiscal quarters ending on March 6, 2004                          $265,000,000                       $243,000,000
Four fiscal quarters ending on May 30, 2004                           $265,000,000                       $243,000,000



         SECTION 1.13. Minimum EBITDA. The aggregate amount of Consolidated EBITDA, Retail EBITDA or PCS EBITDA, as the case may be, for any period forth below shall not be less than the amount set forth below opposite such period:


PERIOD                                                                                    AMOUNT
------                                                                                    ------
                                                    IF NO PCS DIVESTITURE HAS  IF A PCS DIVESTITURE HAS  IF NO PCS DIVESTITURE HAS
                                                     BEEN CONSUMMATED ON OR     BEEN CONSUMMATED ON OR    BEEN CONSUMMATED ON OR
                                                     BEFORE THE LAST DAY OF     BEFORE THE LAST DAY OF    BEFORE THE LAST DAY OF
                                                      SUCH PERIOD, MINIMUM       SUCH PERIOD, MINIMUM    SUCH PERIOD, MINIMUM PCS
                                                       CONSOLIDATED EBITDA          RETAIL EBITDA                 EBITDA


Fiscal quarter ending on August 26, 2000                     $95,000,000             $75,000,000                     N/A
Two fiscal quarters ending on November 25, 2000              $232,000,000            $178,000,000                    N/A
Three fiscal quarters ending on March 3, 2001                $426,000,000            $335,000,000                    N/A
Four fiscal quarters ending on March 3, 2001                     N/A                     N/A                     $100,000,000
Four fiscal quarters ending on June 2, 2001                  $569,000,000            $444,000,000                    N/A
Four fiscal quarters ending on September 1, 2001             $646,000,000            $504,000,000                    N/A
Four fiscal quarters ending on December 1, 2001              $722,000,000            $563,000,000                    N/A
Four fiscal quarters ending on March 2, 2002                 $860,000,000            $689,000,000                $100,000,000
Four fiscal quarters ending on June 1, 2002                  $894,000,000            $720,000,000                    N/A
Four fiscal quarters ending on September 7, 2002             $894,000,000            $720,000,000                    N/A
Four fiscal quarters ending on December 7, 2002              $894,000,000            $720,000,000                    N/A
Four fiscal quarters ending on March 1, 2003                 $894,000,000            $720,000,000               $1,000,000,000
Four fiscal quarters ending on June 7, 2003                  $894,000,000            $720,000,000                    N/A
Four fiscal quarters ending on September 6, 2003             $894,000,000            $720,000,000                    N/A
Four fiscal quarters ending on December 6, 2003              $894,000,000            $720,000,000                    N/A
Four fiscal quarters ending on March 6, 2004                 $894,000,000            $720,000,000                 $1,000,000
Four fiscal quarters ending on May 30, 2004                  $894,000,000            $720,000,000                    N/A


         SECTION 1.14. Minimum Interest Coverage Ratio. At no time shall the Consolidated Interest Coverage Ratio or the Retail Interest Coverage Ratio, as the case may be, for any period be less than the amount set forth below opposite such period:



                PERIOD                                                                   AMOUNT
                ------                                                                   ------
                                                           IF NO PCS DIVESTITURE HAS BEEN        IF A PCS DIVESTITURE HAS BEEN
                                                         CONSUMMATED ON OR BEFORE THE LAST     CONSUMMATED ON OR BEFORE THE LAST
                                                          DAY OF SUCH PERIOD, THE MINIMUM       DAY OF SUCH PERIOD, THE MINIMUM
                                                       CONSOLIDATED INTEREST COVERAGE RATIO     RETAIL INTEREST COVERAGE RATIO


Fiscal quarter ending on August 26, 2000                              .70                                      .67
Two fiscal quarters ending on November 25, 2000                       .81                                      .79
Three fiscal quarters ending on March 3, 2001                         .96                                      .95
Four fiscal quarters ending on June 2, 2001                           .96                                      .94
Four fiscal quarters ending on September 1, 2001                     1.07                                     1.04
Four fiscal quarters ending on December 1, 2001                      1.18                                     1.14
Four fiscal quarters ending on March 2, 2002                         1.39                                     1.37
Four fiscal quarters ending on June 1, 2002                          1.40                                     1.40
Four fiscal quarters ending on September 7, 2002                     1.40                                     1.40
Four fiscal quarters ending on December 7, 2002                      1.40                                     1.40
Four fiscal quarters ending on March 1, 2003                         1.40                                     1.40
Four fiscal quarters ending on June 7, 2003                          1.40                                     1.40
Four fiscal quarters ending on September 6, 2003                     1.40                                     1.40
Four fiscal quarters ending on December 6, 2003                      1.40                                     1.40
Four fiscal quarters ending on March 6, 2004                         1.40                                     1.40
Four fiscal quarters ending on May 30, 2004                          1.40                                     1.40



         SECTION 1.15. Minimum Fixed Charge Coverage Ratio. At no time shall the Consolidated Fixed Charge Coverage Ratio or the Retail Fixed Charge Coverage Ratio, as the case may be, for any period set forth below be less than the amount set forth below opposite such period:


                 Period                                                            Amount
                 ------                                                            ------
                                                         If no PCS Divestiture has          If a PCS Divestiture has been
                                                       been consummated on or before    consummated on or before the last day of
                                                        the last day of such period,      such period, the minimum Retail Fixed
                                                          the minimum Consolidated               Charge Coverage Ratio
                                                        Fixed Charge Coverage Ratio

Fiscal quarter ending on August 26, 2000                            .83                                  .83
Two fiscal quarters ending on November 25, 2000                     .89                                  .88
Three fiscal quarters ending on March 3, 2001                       .96                                  .95
Four fiscal quarters ending on June 2, 2001                         .96                                  .94
Four fiscal quarters ending on September 1, 2001                    1.01                                 .99
Four fiscal quarters ending on December 1, 2001                     1.06                                 1.04
Four fiscal quarters ending on March 2, 2002                        1.19                                 1.17
Four fiscal quarters ending on June 1, 2002                         1.20                                 1.19
Four fiscal quarters ending on September 7, 2002                    1.20                                 1.19
Four fiscal quarters ending on December 7, 2002                     1.20                                 1.19
Four fiscal quarters ending on March 1, 2003                        1.20                                 1.19
Four fiscal quarters ending on June 7, 2003                         1.20                                 1.19
Four fiscal quarters ending on September 6, 2003                    1.20                                 1.19
Four fiscal quarters ending on December 6, 2003                     1.20                                 1.19
Four fiscal quarters ending on March 6, 2004                        1.20                                 1.19
Four fiscal quarters ending on May 30, 2004                         1.20                                 1.19



         SECTION 1.16. Restriction on Debt. The Guarantor will not, and will not permit any of its Subsidiaries to, incur or at any time be liable with respect to any Debt or any Attributable Debt in respect of any Sale and Leaseback Transaction except:

              (a) Debt under the Senior Loan Documents in a principal amount no greater than the amount permitted by Section 6.02 of the Collateral Trust and Intercreditor Agreement;

              (b) Debt under the Existing Facility Obligations, the Exchange Debt Obligations, the Exchange Note Obligations, and Debt under the Indentures in each case in a principal amount not greater than the principal amount thereof on the Closing Date; provided that no Subsidiary Guarantor will have any liability thereon except its obligations under the Second Priority Collateral Agreements or the Exchange Debt First Priority Collateral Documents;

              (c) Attributable Debt of (i) the Synthetic Lease Obligations, including this Guaranty and the other Operative Documents, in a principal amount not greater than the principal amount thereof on the Closing Date, plus amounts permitted pursuant to Section 1.25; provided that no Subsidiary Guarantor will have any liability thereon except its obligations under the Second Priority Collateral Documents and (ii) any Sale and Leaseback Transactions in existence on the Closing Date;

              (d) unsecured Debt of the Guarantor extending, or having the effect of extending the maturity of, or refunding, refinancing or exchanging, in whole or in part, Debt described in clauses (a), (B) and
(c), provided that (i) the terms of any such extending, refunding, refinancing or exchanging of Debt, and of any agreement entered into and of any instrument issued in connection therewith, are otherwise permitted by the Loan Documents, (ii) the terms relating to principal amount, amortization, maturity, convertibility and subordination (if any), and other material terms taken as a whole, of any such extending, refunding, refinancing or exchanging of Debt, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Guarantor and the Subsidiaries or the banks or lenders than the terms of any agreement or instrument governing the Debt being extended, refunded, refinanced or exchanged and the interest rate applicable to such extending, refunding or refinancing or exchanging of Debt does not exceed the then applicable market interest rate and (iii) the principal amount of such extending, refunding, refinancing or exchanging of Debt shall not be increased above the principal amount of the Debt being extended, refunded, refinanced or exchanged outstanding immediately prior to such extension, refunding, refinancing or exchanging;

              (e) endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

              (f) Debt for borrowed money and Capital Leases existing on the date hereof and set forth in Schedule 1.16(f), but not any extensions, renewals or replacements of such Debt;

              (g) Debt or Attributable Debt in respect of Capital Leases (whether or not in the form of Sale and Leaseback Transactions or Synthetic Leases) so long as such Capital Leases were leases existing as of the Closing Date, which are reclassified from operating leases to Capital Leases;

              (h) Debt (including Capital Leases) and Attributable Debt in respect of Synthetic Leases and Sale and Leaseback Transaction in respect of equipment financing or leasing in the ordinary course of business of the Guarantor and its Subsidiaries consistent with past practices;

              (i) Debt (including Capital Leases) and Attributable Debt in respect of Sale and Leaseback Transactions entered into to finance the acquisition, development, construction or opening of any Store after the Closing Date which is not inconsistent with the Guarantor's business plan delivered pursuant to Section 3.01(e) of the Credit Agreement; provided that such Debt or Attributable Debt is (x) incurred within 24 months of the completion of the acquisition, development, construction or opening thereof, and any Lien securing such Debt or Attributable Debt is limited to the Store financed with the proceeds thereof and (y) in the case of a Sale and Leaseback Transaction, permitted under Section 5.10(a), (b) or (c);

              (j) Debt (including Capital Leases) and Attributable Debt in respect of Synthetic Leases and Sale and Leaseback Transactions entered into to finance the acquisition after June 12, 2000 the Closing Date of property or assets provided that (i) such Debt or Attributable Debt is incurred within 24 months of the acquisition of such property or assets,
(ii) any Lien securing such Debt or Attributable Debt is limited to the property or assets financed with the proceeds thereof and (iii) the aggregate principal amount of Debt and Attributable Debt incurred pursuant to this clause (j) shall not exceed $50,000,000 at any time outstanding;

              (k) Debt in respect of the Independent Standby Letters of Credit, or any extension, renewals, replacements or reissuances thereof; provided that the aggregate drawable stated amount and unreimbursed drawings of all Independent Standby Letters of Credit outstanding at any time shall not exceed $34,000,000 less the stated amount of any such letters of credit which expire or are not extended or renewed;

              (l) Debt of the Guarantor and its Subsidiaries in respect of intercompany Investments permitted under Section 1.17(a); and

              (m) unsecured Debt of the Guarantor not otherwise permitted by this Section in an aggregate principal amount at any time outstanding not to exceed (i) $100,000,000 less (ii) the aggregate amount of any increases in the amount of Debt permitted under subsection (A) above by reason of clause (i) of the proviso to Section 6.02 of the Collateral Trust and Intercreditor Agreement.

         SECTION 1.17. Limitation on Investments and Acquisitions.

              (a) Neither the Guarantor nor any Subsidiary will make or acquire any Investment in any Person other than:

                   (i) Investments in Subsidiary Guarantors, other than PCS
              and its Subsidiaries;

                   (ii) Investments of the Guarantor and the Subsidiary
              Guarantors in existence on June 12, 2000;

                   (iii) Advances made by the Guarantor to PCS that reduce
              the intercompany payable due from the Guarantor to PCS;

                   (iv) Temporary Cash Investments;

                   (v) Investments received as consideration for any sale
              or other disposition permitted by Section 1.19;

                   (vi) Investments in Drugstore.com existing on the date
              hereof;

                   (vii) Investments of PCS and its Subsidiaries in PCS and
              its Subsidiaries;

                   (viii) Investments by the Subsidiaries of the Guarantor
              in the Guarantor, but only to the extent that the uses of the proceeds of such Investments would be permitted as uses of proceeds of the loans made under the Senior Credit Facility pursuant to Section 1.24(b) thereof;

                   (ix) Exchange Notes issued by the Guarantor to and held
              by SPV pursuant to the Forward Commitment Agreement; and

                   (x) any Investment by a Subsidiary Guarantor in a Person
              other than a Subsidiary not otherwise permitted by the foregoing clauses of this Section if, immediately after such Investment is made or acquired, the aggregate net book value of all Investments permitted by this clause (x) does not exceed at any one time outstanding the greater of (A) $200,000,000 or (B) after the delivery of the Initial Financial Statements, 10% of Consolidated Net Worth.

              (b) The Guarantor will not, and will not permit any Subsidiary to, consummate any Business Acquisition to the extent that the aggregate consideration paid or payable by the Guarantor or any Subsidiary (including Debt assumed or consolidated in accordance with generally accepted accounting principles) in connection with all such Business Acquisitions on or after the Closing Date would exceed $15,000,000.

         SECTION 1.18. Consolidations and Mergers.

              (a) Without limiting the restrictions on Business Acquisitions set forth above, the Guarantor will not consolidate or merge with or into any other Person; provided that the Guarantor may merge with another Person if (i) the Guarantor is the corporation surviving such merger, (ii) immediately after giving effect to such merger, no Default shall have occurred and be continuing, and (iii) if such other Person is a Subsidiary Guarantor, such Subsidiary Guarantor shall have no property that constitutes Collateral.

              (b) No Subsidiary Guarantor will consolidate or merge with or into any other Person, except

                   (i) without limiting the restrictions on Business
              Acquisitions set forth above, a Subsidiary Guarantor may merge with another Person if (A) either (1) a Subsidiary Guarantor is the corporation surviving such merger, or (2) the Subsidiary Guarantor that merges with such Person shall have no property that constitutes Second Priority Collateral, and (B) immediately after giving effect to such merger, no Default shall have occurred and be continuing,

                   (ii) PCS or its Subsidiaries may consolidate with or
              merge into another Person as part of a PCS Disposition.

         SECTION 1.19. Dispositions of Assets.

              (a) The Guarantor will not dispose of any capital stock of any Subsidiary Guarantor other than to another Subsidiary Guarantor, or permit any Subsidiary Guarantor to issue capital stock to any Person other than the Guarantor or another Subsidiary Guarantor, except in each case for a PCS Disposition; provided, that no such issuance or disposition of capital stock of PCS shall be to any Subsidiary Guarantor and no such issuance or disposition of capital stock of a Subsidiary of PCS shall be to the Guarantor or any Subsidiary Guarantor other than PCS or a Subsidiary of PCS.

              (b) The Guarantor will not, and will not permit any Subsidiary Guarantor to, dispose of any property or assets except

                   (i) any Permitted Disposition;

                   (ii) any PCS Disposition or sale or other disposition of
              the capital stock of Drugstore.com; or

                   (iii) any other disposition of property or assets of the
              Guarantor or any Subsidiary for fair value not in the ordinary course of business; provided that with respect to such dispositions of Collateral under this clause, (vi) at least 75% of the consideration therefor shall consist of cash, and (2) the Net Cash Proceeds of such disposition of Collateral are applied as provided in Section 4.05 of the Collateral Trust and Intercreditor Agreement.

              (c) The consideration received by the Guarantor or the applicable Subsidiary Guarantor for any PCS Disposition or the disposition of the capital stock of Drugstore.com shall be for the fair market value of such disposition and consist solely of a combination of at least 75% cash and no more than 25% of publicly traded securities, in each case payable and deliverable at the closing of such disposition, unless, (i) in the case of a PCS Disposition, the "Required Banks" under the PCS Facility otherwise agree or (ii) in the case of a disposition of the capital stock of Drugstore.com, the "Required Banks" under the RCF Facility otherwise agree. Consideration in the form of forgiveness of intercompany obligations shall be disregarded for purposes of determinations of compliance with this
Section 1.19(c).

         SECTION 1.20. Use of Proceeds. The proceeds of the Tranche A Loans made under the Existing Credit Agreement were used by the Guarantor solely to repay commercial paper maturing on or prior to the date of the related borrowing thereunder or to extend and renew loans outstanding under the Existing Agreement, the proceeds of which loans were used solely to repay commercial paper (or to refund other borrowings the proceeds of which were used solely to repay commercial paper), which commercial paper provided funds for the payment of the purchase price of the capital stock of PCS. The proceeds of the Tranche B Loans made under the Existing Agreement were used by the Guarantor for the Guarantor's general corporate purposes. No such use of proceeds have or will be, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any "margin stock" within the meaning of Regulation U, other than publicly traded securities issued to the Guarantor in connection with the sale of the capital stock of PCS. The Guarantor will ensure that no such use of proceeds violates Regulation T, U or X.

         SECTION 1.21. Restrictions on Asset Holdings by the Guarantor. The Guarantor will not at any time (i) make or hold any Investments other than investments in the capital stock of Drugstore.com and its Subsidiaries (including any distributions or other assets received in respect thereto), Investments received as consideration in connection with the PCS Disposition or a disposition of Drugstore.com, intercompany advances to Subsidiaries, and Investments permitted by clause (iii) below, (ii) acquire or hold any Stores, other capital assets, inventory or accounts receivable, other than any real estate which the Guarantor holds only as lessor, and which is leased and operated by another Person, or (iii) acquire or hold cash, cash equivalents, Temporary Cash Investments or balances in bank accounts other than such amounts as are reasonably anticipated (at the time so acquired or held) to be utilized within five Business Days to pay costs, expenses and other obligations of the Guarantor referred to in Section 1.24(B) of the Senior Credit Agreement.

         SECTION 1.22. Restricted Payments. After the date hereof, neither the Guarantor nor any Subsidiary will declare or make any Restricted Payment other than

              (a) payments of dividends to Subsidiary Guarantors, and

              (b) payments of cash dividends to the Guarantor to the extent necessary to enable the Guarantor to make payments otherwise permitted by the Loan Documents;

provided, that no such Restricted Payments may be made by PCS or any Subsidiary of PCS to any Person other than PCS or a Subsidiary of PCS.

         SECTION 1.23. Business of Guarantor and Subsidiaries. The Guarantor will not, and will not cause or permit any of the Subsidiaries to, engage at any time in any business or business activity other than the business conducted on the Closing Date by it and business activities reasonably incidental thereto. Without limitation of the foregoing, Guarantor will not permit SPV to have any assets or liabilities or conduct any business other than as expressly contemplated by the Forward Commitment Agreement.

         SECTION 1.24. Transactions with Affiliates. The Guarantor will not, and will not cause or permit any of the Subsidiaries to, directly or indirectly enter into or conduct any transactions or series of transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any Affiliate of the Guarantor, other than the payment of transaction costs approved by the Collateral Agent before June 12, 2000 (an "Affiliate Transaction"), other than

              (a) the payment of compensation to directors, officers, and employees of the Guarantor and its Subsidiaries in the ordinary course of business;

              (b) payments in respect of Affiliate Transactions required to be made pursuant to agreements or arrangements in effect on June 12, 2000 and set forth in Schedule 1.24 to the Credit Agreement;

              (c) Affiliate Transactions involving the acquisition of inventory in the ordinary course of business, provided that (i) the terms of such Affiliate Transaction are (A) set forth in writing, (B) in the best interests of the Guarantor or such Subsidiary Guarantor as the case may be, and (C) no less favorable to the Guarantor or such Subsidiary, as the case may be, than those that could be obtained in a comparable arm's length transaction with a person that is not an Affiliate of the Guarantor, and
(ii) if such Affiliate Transaction involves aggregate payments or value in excess of $50,000,000, the board of directors of the Guarantor (including a majority of the disinterested members of the board of directors) approves such Affiliate Transaction and, in its good faith judgment, believes that such Affiliate Transaction complies with clauses (i)(B) and (C) of this paragraph;

              (d) the issuance of Exchange Notes by the Guarantor to the SPV as contemplated by the Forward Commitment Agreement;

              (e) Affiliate Transactions between or among the Guarantor and/or one or more Subsidiary Guarantors; and

              (f) any other Affiliate Transaction, provided that (i) the terms of such Affiliate Transaction are (A) set forth in writing, (B) in the best interests of the Guarantor or such Subsidiary, as the case may be, and (C) no less favorable to the Guarantor or such Subsidiary, as the case may be, than those that could be obtained in a comparable arm's length transaction with a person that is not an Affiliate of the Guarantor, and (ii) if such Affiliate Transaction involves aggregate payments or value in excess of $25,000,000 in any 12-month period, the board of directors of the Guarantor (including a majority of the disinterested members of the board of directors) approves such Affiliate Transaction and, in its good faith judgment, believes that such Affiliate Transaction complies with clauses
(i)(B) and (i)(C) of this paragraph and (iii) if such Affiliate Transaction involves aggregate payments or value in excess of $50,000,000 in any 12-month period, the Guarantor obtains a written opinion from an independent investment banking firm or appraiser of national prominence, as appropriate to the effect that such transaction is fair to the Guarantor or such Subsidiary, as the case may be, from a financial point of view.

         SECTION 1.25. New Synthetic Leases. Neither the Guarantor nor any Subsidiary will enter into any Synthetic Lease after June 12, 2000 if, after giving effect thereto, the aggregate amount financed under all Synthetic Leases entered into in any period of twelve consecutive calendar months commencing after June 12, 2000 would exceed $35,000,000 unless such Synthetic Lease is otherwise permitted under Section 1.16(h), (i) or (j).

         SECTION 1.26. Corporate Separateness. The Guarantor will, and will cause each Subsidiary to, take all necessary steps to maintain its identity as a separate legal entity from other Persons and to make it manifest to third parties that it is an entity with assets and liabilities distinct from those of each of other Person.

         SECTION 1.27. Limitation on Derivative Obligations. The Guarantor will not, and will not permit any of its Subsidiaries to, incur or at any time be liable with respect to any monetary liability under any Derivative Obligations; unless such Derivative Obligations are entered into for bona fide hedging purposes of the Guarantor or its Subsidiary Guarantors (as determined in good faith by the board of directors or senior management of the Guarantor) and correspond in terms of notional amount, duration, currencies and interest rates, as applicable, to Debt of the Guarantor or its Subsidiary Guarantors incurred without violation of this Agreement or to business transactions of the Guarantor or its Subsidiary Guarantors on customary terms entered into in the ordinary course of business, and do not exceed an amount equal to the aggregate principal amount of the Senior Obligations and the Second Priority Debt Obligations.

         SECTION 1.28. Mandatory Payments. The Guarantor agrees to use all Net Cash Proceeds, if any, from the sale of the Collateral (or any part thereof) that are remaining after the application of such Net Cash Proceeds in accordance with all mandatory prepayment provisions set forth in each Debt agreement to which the Guarantor is a party on June 12, 2000, and any refinancings, renewals or extensions thereof permitted by this Annex A and which is in effect at the time of such sale, to reduce ratably the Lease Balance under the Lease and the lease balance under the 1998 Lease.




                                                            Attachment 1
                                                              to Annex A

                             Definitions Annex